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                                                                   EXHIBIT 10.03


                                                                January 26, 1999

John D. Cook
240 Chestnut St.
Winnetka, IL 60093

Dear John:

I am extremely pleased to confirm the verbal offer of employment that we extended to you for the position of Executive Vice-President, Kellogg Company and President, Kellogg North America. You will be located at our Headquarters' office in Battle Creek, MI and report directly to me. Your responsibilities will include providing overall leadership to our North American business unit in the achievement of profitability, revenue, growth, asset-management and organizational development goals. It is my understanding that you have accepted the position and will begin your employment on February 16, 1999.

Your starting salary will be $600,000 per year. Your cash bonus for 1999, payable in the first quarter of the year 2000, will be based on a target of 65% of base pay. The normal range of payment is from 0 to 150% of target, depending upon achievement of corporate and individual goals. However, in the first year, assuming you are actively employed, we will guarantee a payment equal to 65% of your base pay.

In the month following your employment, we will make a cash payment to you in the amount of $500,000 minus appropriate withholding taxes and, assuming you are employed, an additional payment of $500,000 minus appropriate withholding taxes, will be made in February of 2000.

We have approval from the Compensation Committee of the Board of Directors to grant you a sign-on stock option grant to purchase 100,000 shares and an option to purchase an additional 100,000 shares as part of our 1999 executive option plan. The strike price for both options will be your first day of employment by the Kellogg Company. The options vest 50% after one year and the remainder after the second year. You will be eligible for all provisions of the option program to include the accelerated option feature ("AOF"). Details of the "AOF" program are included in the attached material.

The pension plan is funded by the Kellogg Company and does not require employee contributions. You begin building service credits on a monthly basis the day you begin employment and you become vested in the plan upon completion of 5 years of service. Benefits are related to the number of years that you work for the Company and your final average pay which includes bonus.

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John D. Cook
Page Two
January 26, 1999

Early retirement options, survivor options and disability benefits are provided under the plan.

In addition to our pension plan, we have a Savings & Investment Plan that allows you to voluntarily invest between one percent and thirteen percent of your pay. The Kellogg Company will contribute to your account at a rate of 80 percent (80 cents) for each dollar you deposit, up to five percent of your pay. You will be eligible to start contributing to the Savings and Investment Plan immediately; however, Company contributions will not begin until after you have completed one year of service.

There are a number of additional benefits that you are entitled to, to include life insurance (1 1/2 times base pay), medical insurance, dental plan, salary continuation plan in the event of personal illness, holidays (14), vacation (we will immediately qualify you for 5 weeks of paid vacation). In addition to the life insurance mentioned above, you will be eligible for our Executive Survivor Income Plan which provides an additional death benefit of 3 times your base and bonus. A financial and tax planning account of $10,000 per year is also available for your use.

The packet of material enclosed provides detailed information on all of our benefit plans, details of our relocation program, and all of the forms necessary to place you on the payroll. Should you require additional explanation on any of the plans, please feel free to contact either Bob Creviston (616-961-2409) or Jim Larson (616-660-7164).

In the event your employment is terminated for reasons other than malfeasance, theft, or immorality, you will be provided an amount of severance pay equal to two years' pay. The severance pay shall equal the greater of the average of the prior two years' base pay and actual bonus, or two times the salary and target bonus for the year in which the termination occurs. Any severance pay is conditional upon signing a release and waiver of all claims, against the Kellogg Company and its subsidiaries.

As a matter of policy, employment is contingent upon your successfully passing a drug test, which can be administered at the time of a medical examination. You can arrange to have the medical evaluation and drug test done in Chicago, or both can be accomplished during your next visit to Battle Creek.


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John D. Cook
Page Three
January 26, 1999

Arny and I are very excited about your decision to accept our offer. We are confident that you will immediately provide the leadership necessary to renew growth to the North America business.

                                             Sincerely,


                                             [SIG]

                                             Carlos M. Gutierrez

                                             Carlos M. Gutierrez

/pj

Enclosures